UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 3, 2003

APPLE HOSPITALITY FIVE, INC.
(Exact name of registrant as specified in its charter)

Virginia	333-100044	76-0713476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets

Apple Hospitality Five, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report pursuant to Item 2 of Form 8-K. This report describes certain acquisitions involving a “significant amount” of assets within the meaning of the General Instructions to Form 8-K. Certain related matters also are reported.

Overview

Effective as of January 3, 2003, we acquired the Residence Inn – Houston Westchase extended-stay hotel in Texas for a gross purchase price of $14.3 million. (The Residence Inn® and Marriott® trademarks are the property of Marriott International, Inc. or one of its affiliates). The hotel is described in a following section. The purchase price was funded by our ongoing offering of Units (with each Unit consisting of one Common Share and one Series A Preferred Share).

We achieved the minimum offering of 4,761,905 Units at a price of $10.50 per Unit as of January 3, 2003. We are continuing the offering at $11.00 per Unit in accordance with the prospectus for our offering.

We also used the proceeds of our ongoing offering to pay 2% of the gross purchase price for this hotel, which equals $286,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

Acquisition and Related Matters

We formed three new subsidiaries to acquire the hotel, based on business and tax planning considerations. The owner of the hotel is one of our subsidiaries, AHF Houston Westchase Limited Partnership. For simplicity, the owner will be referred to as the “Partnership.” We formed two direct wholly-owned subsidiaries to serve as the sole general partner and sole limited partner of the Partnership. The sole general partner is AHF Houston Westchase GP, Inc., which holds a one percent partnership interest. The sole limited partner is AHF Houston Westchase LP, Inc., which holds a ninety-nine percent partnership interest.

We also formed new subsidiaries in connection with the leasing of the hotel by the Partnership under a hotel lease agreement, which is one of the material contracts described in the next section. Specifically, we formed AHF Services General, Inc. and AHF Services Limited, Inc., to serve as the sole general partner and sole limited partner, respectively, of AHF Services Limited Partnership. This limited partnership was formed as one of our indirect, wholly-owned subsidiaries to lease the hotel from the Partnership and will be referred to as the “Lessee.”

The hotel is being managed by Residence Inn By Marriott, Inc., which will be referred to, for simplicity, as the “Manager.” Such management is being undertaken in accordance with an amended management agreement, which is one of the material contracts described in the next section. Neither Manager, Marriott International, Inc., nor any of their affiliates will be deemed an issuer, obligor or guarantor in respect of any securities described in our prospectus, nor will they have any responsibility or liability for any statement or omission in our prospectus or for such securities.

Summary of Material Contracts

Hotel Lease Agreement

The Lessee is one of our indirect, wholly-owned subsidiaries and is leasing the hotel from the Partnership under a hotel lease agreement dated as of January 3, 2003. For simplicity, this agreement will be referred to as the “Lease.” The Lease provides for an initial term of 10 years. The Lessee has the option to extend the Lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised. The Lease provides that the Lessee will pay an annual base rent, a quarterly percentage rent and a quarterly sundry rent. Each type of rent is described below.

The annual base rent is $1,483,772 and is payable in advance in equal monthly installments. The base rent will be adjusted each year in proportion to the Consumer Price Index

(based on the U.S. City Average). The lease commencement date for the hotel is January 3, 2003. The quarterly percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from suite rentals less sales and room taxes, credit card fees and sundry rent (as described below). The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the percentage rent is equal to the sum of (a) 17% of all year-to-date suite revenue, up to the applicable suite revenue breakpoint; plus (b) 55% of the year-to-date suite revenue in excess of the applicable suite revenue breakpoint, as reduced by base rent and the percentage rent paid year to date. The quarterly sundry rent equals 55% of all sundry revenue, which consists of revenue other than suite revenue, less the amount of sundry rent paid year-to-date.

Amended Management Agreement

Prior to the acquisition of the hotel by the Partnership, the hotel was managed by the Manager under an existing management agreement, as amended. The Lessee accepted an assignment of the existing management agreement in accordance with an assignment, assumption and amendment of management agreement dated as of January 3, 2003. For simplicity, the management agreement, as currently amended, will be referred to as the “Management Agreement.”

The Management Agreement provides that the Manager will supervise the operation of the hotel and collect revenues from its operation for the benefit of the Lessee. The initial term of the Management Agreement continues until the 20th anniversary of the hotel’s opening date, which was February 24, 1999. The Manager may renew the Management Agreement for an additional ten-year period. The Lessee may terminate the Management Agreement if the annual operating profit for the hotel is less than $800,928 for two consecutive years (excluding any year in which the Manager is unable to operate the hotel due to a force majeure or in which the average annual effective rate for suites at the hotel is at least 90% of the rate for comparable hotels). The Manager may elect to avoid such termination by paying a cure amount to the Lessee that compensates for the deficiency in operating profit, but this remedy may not be exercised by the Manager more than twice. Termination is also permitted as a remedy for material breach if a court determines that monetary damages alone are inadequate. If termination occurs for any reason other than default by the Manager or expiration of the term, the Manager is entitled to a termination fee equal to at least three times the average annual management fees (described in the next paragraph).

For managing the hotel, the Manager will receive management fees consisting of a base management fee generally equal to 2% of gross revenues, a Residence Inn® system fee generally equal to 5% of suite revenues and an incentive management fee generally equal to 25% of operating profit minus the priority amount (described below). In each fiscal year, the operating profit from the hotel will be distributed in the following order of priority: (a) a priority amount equal to $1,198,940 will be paid to the Lessee, (b) the incentive management fee will be paid to the Manager and (c) any remaining balance will be paid to the Lessee.

Each party is generally prohibited from assigning or transferring its interest in the Management Agreement without the prior written consent of the other party. There are certain exceptions that permit an assignment without such consent. The Manager, for example, may make an assignment to Marriott or any affiliate or in connection with a merger, consolidation or sale of all (or substantially all) assets of the Manager or Marriott. The Lessee may make an assignment as security for a mortgage or in connection with a permitted sale of the hotel. (For this purpose, the definition of sale generally does not include any transfer of the hotel to an affiliate of the Partnership). The Manager is entitled to approve any mortgage indebtedness or refinancing relating to the hotel based on the Manager’s good faith judgment that projected operating profit will be adequate to pay all debt service.

Before any sale of the hotel to a third party, the Manager must be given forty-five days in which to negotiate a mutually satisfactory agreement for the purchase of the hotel. If such an agreement is not reached, the Manager may consent to a sale of the hotel to a third party and a corresponding assignment of the Management Agreement or elect to terminate the Management Agreement. The definition of a sale of the hotel includes the transfer of a controlling interest in the Lessee or the Partnership.

Owner Agreement

In an owner agreement dated as of January 3, 2003, the Manager granted its consent to the Lease. In return, the Partnership, as the direct owner of the hotel, agreed to guarantee the performance of the obligations, including monetary obligations, of the Lessee under the Management Agreement.

Our Property

The hotel we acquired is part of the Residence Inn® by Marriott franchise system, and was in operation when acquired. The hotel offers one and two room suites with the amenities generally offered by upscale extended-stay hotels. It is located in a developed area and in a competitive market. We believe the hotel is well-positioned to compete in its market based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotel is adequately covered by insurance.

The hotel opened in 1999 under prior ownership and has 120 suites. On the date hereof, the average standard daily rate per suite is $102.72. Discounts are offered to corporate and frequent customers. Further information about the hotel is presented in the tables below:

Table 1.    Operating Information (a)

Avg. Daily Occupancy Rates (%)				Revenue per Available Suite ($)
1999	2000	2001	2002	1999	2000	2001	2002
61.7%	85.8%	89.6%	92.2%	$54.84	$73.84	$83.30	$88.81

Notes for Table 1:

(a)
Figures for each year presented are based on the period beginning on January 3 of such year and ending on January 2 of the following year (except 1999, for which the beginning date was the opening date of the hotel). Results of operations for periods before the effective date of our ownership were provided by the seller or the Manager.

Table 2. Tax and Related Information
2002 Real Property Tax Rate (a)	2002 Real Property Tax	2003 Budgeted Improvement Cost	2003 Budgeted Prop. Tax on Improvement (b)	Depreciation- Federal Tax Basis (c)
3.06627%	$167,240	$173,800	$5,329	$12,283,995

Notes for Table 2:

(a)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(b)	Tax amount shown is based on the taxable portion of the indicated improvement.
(c)
Amounts are for the depreciable real property component of the hotel. The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the personal property component of the hotel.

Item 7.    Financial Statements and Exhibits

(Financial statements and information will be filed by amendment within the required period.)

a.    Financial Statements of Businesses Acquired

b.    Pro Forma Financial Information

c.    Exhibits

Exhibit	Description

1.1	Agency Agreement dated as of December 11, 2002 by and between David Lerner Associates, Inc. and Apple Hospitality Five, Inc.

1.2	Escrow Agreement dated as of December 11, 2002 by and among David Lerner Associates, Inc., Wachovia Bank, National Association and Apple Hospitality Five, Inc.

2.1
Purchase Contact dated as of December 18, 2002 by and between Westel Properties II, Ltd., Apple Suites Realty Group, Inc., and, to the extent provided therein, joined in by W. I. Realty I, L.P. (as subsequently assigned by Apple Suites Realty Group, Inc. to AHF Houston Westchase Limited Partnership).

3.1	Bylaws of Apple Hospitality Five, Inc.

10.1	[Intentionally Omitted]

10.2	[Intentionally Omitted]

10.3	Advisory Agreement dated as of January 3, 2003 by and between Apple Hospitality Five Advisors, Inc. and Apple Hospitality Five, Inc.

10.4	Subcontract and Assignment Agreement dated as of January 3, 2003 by and between Apple Hospitality Five Advisors, Inc. and Apple Suites Advisors, Inc.

10.5	Property Acquisition/Disposition Agreement dated as of January 3, 2003 between Apple Suites Realty Group, Inc. and Apple Hospitality Five, Inc.

10.6	2003 Incentive Plan of Apple Hospitality Five, Inc.

10.7	2003 Non-employee Directors Stock Option Plan of Apple Hospitality Five, Inc.

10.8	Hotel Lease Agreement effective as of January 3, 2003 between AHF Houston Westchase Limited Partnership, as Lessor, and AHF Services Limited Partnership, as Lessee.

10.9	Management Agreement dated as of April 8, 1996 by and between Westel Properties II, Ltd., as Owner, and Residence Inn by Marriott, Inc., as Manager (as amended).

10.10	First Amendment to Management Agreement dated as of October 8, 1997 by and between Westel Properties II, Ltd., as Owner, and Residence Inn by Marriott, Inc., as Manager.

10.11
Assignment, Assumption and Amendment of Management Agreement dated as of January 3, 2003 by and among Westel Properties II, Ltd., as Assignor, AHF Services Limited Partnership, as Assignee, and Residence Inn by Marriott, Inc., as Manager.

10.12	Owner Agreement dated as of January 3, 2003 between AHF Houston Westchase Limited Partnership, as Lessor, AHF Services Limited Partnership, as Lessee, and Residence Inn by Marriott, Inc., as Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Five, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

January 17, 2003